Exhibit 10.3

«Date»

«Full_Name»

IntriCon Corporation

1260 Red Fox Road

Arden Hills, MN 55112

Dear «M_1st_Name»:

I am pleased to inform you that on «Grant_Date» the Compensation Committee (the “Committee”) of the Board of Directors of Intricon Corporation granted you Restricted Stock Units for shares of Common Stock of the Company (“RSUs”) under the Company’s Amended and Restated 2015 Equity Incentive Plan (the “Plan”), subject to the restrictions and on the terms and conditions set forth in this Award and the Plan. Capitalized terms used but not defined in this Award shall have the meanings set forth in the Plan.

1.    Vesting of RSUs.

(a)    The RSUs shall vest on the following dates (each such date, a “Vesting Date”):

Vesting Date	Number of Shares
«M_1st_Exercise»	«M__shares»
«M_2nd_Ex»	«M__shares1»
«M_3rd_Ex»	«M__shares2»

2.    Termination of Employment. Anything in the Plan or any employment agreement to the contrary notwithstanding:

(a)    in the event of the termination of your employment, you shall forfeit any unvested RSUs and shall not have any right to payment in respect thereof, unless otherwise provided in Paragraph 2(b) or Paragraph 3 below.

(b)    if your employment terminates on account of death, Disability, Retirement or Involuntary Termination (as defined in your employment agreement, if any), your unvested RSUs will vest in full.

3.    Change in Control. Section 6.3 of the Plan shall govern the vesting of unvested RSUs in the event of a Change in Control prior to the final Vesting Date.

«Full_Name»

4.    Securities Laws. The Committee may from time to time impose any conditions on the shares issuable with respect to RSUs as it deems necessary or advisable to comply with the then-existing requirements of federal and state securities laws and regulations, including Rule 16b-3 (or any similar rule) of the Securities and Exchange Commission, and to ensure that shares are issued and resold in compliance with such laws and regulations.

5.    Delivery of Shares.

(a)    Within ten (10) business days following a Vesting Date (including any accelerated vesting date provided in this Award or the Plan), the Company shall issue to you, either by book-entry registration or issuance of a stock certificate or certificates, a number of shares of Common Stock equal to the number of RSUs vesting hereunder. Any shares of Common Stock issued to you hereunder shall be fully paid and non-assessable.

(b)    At the time of vesting, the Company shall withhold from any shares of Common Stock deliverable in payment of the RSUs a number of shares of Common Stock having a value equal to the minimum amount of income and employment taxes required to be withheld under applicable laws and regulations, and pay the amount of such withholding taxes in cash to the appropriate taxing authorities. Any fractional shares resulting from the payment of the withholding amounts shall be liquidated and paid in cash to the U.S. Treasury as additional federal income tax withholding for you. You shall be responsible for any withholding taxes not satisfied by means of such mandatory withholding and for all taxes in excess of such withholding taxes that may be due upon vesting of the RSUs. Notwithstanding the foregoing, prior to the date that such withholding taxes are due to the appropriate taxing authorities as a result of the vesting of the RSUs, you may pay to the Company in cash or cash equivalents the amount of such withholding taxes, in which case such withholding taxes will not be withheld from the shares deliverable in payment of the RSUs.

6.    Restriction on Transfer of RSUs. RSUs may not be assigned, sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of except by will or the laws of descent and distribution.

7.    Award Not to Affect Employment. This Award shall not confer upon you any right to continue as an employee, officer or director of the Company or any subsidiary of the Company or interfere in any way with the right of the Company or any subsidiary to terminate your employment or service for any or no reason.

8.    No Rights as a Shareholder. You shall not have any rights as a shareholder, including voting or dividend rights, with respect to shares of Common Stock covered by this Award until you become the holder of record with respect to such shares in accordance with this Award and the Plan. No adjustment shall be made for dividends or other rights for which the record date is prior to the Vesting Date.

1260 Red Fox Road ● Arden Hills, MN 55112 ● Tel: 651-636-9770 ● Fax: 651-357-1097 ● www.IntriCon.com

«Full_Name»

9.    Miscellaneous.

(a)    The Company will use your address as reflected in the Company’s personnel records, or such other address as you may provide to the Company by written notice, as the address to which notice, demands and other communications to be given or delivered under or by reason of the provisions hereof will be sent.

(b)    This Award may be executed in one or more counterparts, all of which taken together will constitute one and the same instrument.

(c)    The validity, performance, construction and effect of this Award shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of law.

(d)    You hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Minnesota and of the United States of America, in each case located in Minneapolis, Minnesota, for any actions, suits or proceedings arising out of or relating to this Award and the transactions contemplated hereby (“Litigation”) and agree not to commence any Litigation except in any such court, and further agree that service of process, summons, notice or document by U.S. registered mail to your address shall be effective service of process for any Litigation brought against you in any such court. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any Litigation in the courts of the State of Minnesota or of the United States of America, in each case located in Minneapolis, Minnesota, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any Litigation brought in any such court has been brought in an inconvenient forum.

10.    Clawback or Repayment Policy. This Award shall be subject to any clawback or repayment policy of the Company that is currently in effect or that is hereinafter adopted.

11.    Incorporation of Plan Terms. This Award is subject to the terms and conditions of the Plan. Such terms and conditions of the Plan are incorporated into and made a part of this Award by reference. In the event of any conflicts between or among the provisions of this Award, the terms of the Plan and the provisions of any employment agreement between the Company and you, the Committee shall reconcile such conflicts in a manner that is not inconsistent with the Plan.

1260 Red Fox Road ● Arden Hills, MN 55112 ● Tel: 651-636-9770 ● Fax: 651-357-1097 ● www.IntriCon.com

«Full_Name»

IN WITNESS WHEREOF, the Company has granted this Award on the day and year first above written.

INTRICON CORPORATION

BY:	_________________________
«From»
«Title»

I hereby acknowledge receipt of a copy of the forgoing Award and the Plan and, having read them hereby, signify my understanding of, and my agreement with, their terms and conditions. I accept this Award in full satisfaction of any previously written or verbal promises made to me by the Company with respect to restricted stock unit grants.

«Full_Name»	(Date)

1260 Red Fox Road ● Arden Hills, MN 55112 ● Tel: 651-636-9770 ● Fax: 651-357-1097 ● www.IntriCon.com